                                                                 Exhibit 3(b)

                             RESOLUTIONS ADOPTED BY
                            THE BOARD OF DIRECTORS OF
                    HOME FEDERAL BANCORP ON october 22, 2002

         RESOLVED, that effective as of the date hereof, Section 1 of Article I of the Corporation's Code of By-Laws shall be amended to read as follows:

                           "Section 1. Principal Office. The principal office
                  (the "Principal Office") of Home Federal Bancorp (the
                  "Corporation") shall be at 501 Washington Street, Columbus,
                  Indiana 47201, or such other place as shall be determined by resolution of the Board of Directors of the Corporation (the
                  "Board")."

         FURTHER RESOLVED, that effective as of the date hereof, the first sentence of Section 2 of Article III of the Corporation's Code of By-Laws shall be amended to read as follows:

                           "The annual meeting of the Shareholders (the "Annual
                  Meeting") shall be held each year at 3:00 o'clock P.M. on the fourth Tuesday in April (or, if such day is a legal holiday, on the next succeeding day not a legal holiday), for the
                  purpose of electing directors of the Corporation ("Directors")
                  and for the transaction of such other business as may legally come before the Annual Meeting."

         FURTHER RESOLVED, that effective as of the date hereof, Article IX of the Corporation's Code of By-Laws shall be amended to read in its entirety as follows:

                                   "article ix

                                   Fiscal Year

         Section 1.  Fiscal  Year.  The  Corporation's  fiscal year shall begin on January 1 of each year and end on December 31 of the same year."